IRREVOCABLE PROXY

     THIS IRREVOCABLE PROXY (this "Agreement") is dated as of the 21st day of August, 1998 by and between GMC Acquisition Corporation, a New York corporation ("GMCAC"), and Frederick Zissu (the "Shareholder").

     1. Grant of Irrevocable Proxy. In order to induce GMCAC to enter into an Agreement and Plan of Merger (the "Agreement") with General Microwave Corp. ("GMC"), the Shareholder hereby irrevocably appoints and constitutes GMCAC or any designee of GMCAC, with full power of substitution, the lawful agent, attorney and proxy of the Shareholder during the term of the Agreement to vote in its sole discretion all of the shares of Common Stock of GMC ("Common Stock") of which the Shareholder is the owner of record or beneficially owns (the "Shares") (including any and all Common Stock acquired by the Shareholder after the date hereof or through the exercise or acceleration of options) in the following manner for the following purposes: (i) to call one or more meetings of the Shareholders of GMC in accordance with the By-Laws of GMC and applicable law for the purpose of considering the transactions contemplated by the Agreement such that the Shareholder shall have the full opportunity to approve the Agreement and any and all amendments, modifications and waivers thereof and the transactions contemplated thereby; (ii) in favor of the Agreement or any of the transactions contemplated by the Agreement at any Shareholders meetings of GMC held to consider the Agreement (whether annual or special and whether or not an adjourned meeting; (iii) against any other proposal for any recapitalization, merger, sale of assets or other business combination between GMC and any other person or entity other than GMCAC or the taking of any action which would result in any of the conditions to GMCAC's obligations under the Agreement not being fulfilled; and (iv) as otherwise necessary or appropriate to enable GMCAC to consummate the transactions contemplated by the Agreement and, in connection with such purposes, to otherwise Act with respect to the Shares which the Shareholder is entitled to vote. THIS IRREVOCABLE PROXY HAS BEEN GIVEN IN
CONSIDERATION OF THE UNDERTAKINGS OF GMCAC IN THE AGREEMENT AND SHALL BE IRREVOCABLE AND COUPLED WITH AN INTEREST UNTIL THE TERMINATION DATE AS DEFINED IN SECTION 2 HEREOF. This Agreement shall revoke all other proxies granted by the Shareholder with respect to the Shares.

     2. Termination Date. This Irrevocable Proxy shall expire on the earlier to occur of the Closing under the Agreement or the termination of the Agreement pursuant to its terms.


     IN WITNESS WHEREOF, GMCAC and the Shareholder have duly executed this Agreement as of the date and year first above written.



                                         /s/ Frederick Zissu
                                         -----------------------------------
                                                  Frederick Zissu


                                         /s/ Lee N. Blatt
                                         -----------------------------------
                                                 Lee N. Blatt
                                          GMC ACQUISITION CORPORATION